Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of DropCar, Inc. on Form S-8 (No. 333-) to be filed on or about June 19, 2018 of our report dated April 2, 2018, on our audits of the financial statements as of December 31, 2017 and 2016 and for each of the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/EISNERAMPER LLP

New York, New York

June 19, 2018